Exhibit 99.1

BERKSHIRE HILLS MAINTAINS MERGER TERMS WITH CNB FINANCIAL
Pittsfield, MA, June 1, 2009 — Berkshire Hills Bancorp (BHLB) today announced that it is maintaining its existing merger terms with CNB Financial Corp., the parent of Commonwealth National Bank, headquartered in Worcester, Massachusetts.
On May 29, 2009, CNB announced that it is entering into discussions relating to unsolicited acquisition proposals that it has received. CNB affirmed its existing merger agreement with Berkshire, and stated that there can be no assurances that the unsolicited proposals will lead to termination of the existing merger agreement or the execution of a definitive agreement with a different party. Berkshire is an experienced acquirer and has demonstrated its ability to consummate the transactions that it has announced.
In a release dated May 21, 2009, Berkshire and CNB announced revised terms of the merger agreement, which was approved by the Boards of Directors of both companies. CNB stockholders would receive 0.4292 shares of Berkshire common stock for each share of CNB common stock.
Berkshire President and CEO Michael P. Daly stated, “We believe that our offer to CNB is fairly priced and that it continues to be a superior offer. The share exchange that we have agreed to offers the best long run investment opportunity for the stockholders of CNB. While we view the Worcester market as a natural extension of our current footprint and we remain interested in that market, we will not price a merger or acquisition that does not deliver acceptable returns to Berkshire stockholders. As we announced in our most recent earnings release, Berkshire is active on several fronts in pursuing growth opportunities which we expect to deliver attractive long run stockholder returns.”
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
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CONTACT
David H. Gonci
Corporate Finance Officer
413-281-1973

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